                                                                     EXHIBIT 4.1


THE INDEBTEDNESS EVIDENCED BY THIS INSTRUMENT IS SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF THE SENIOR INDEBTEDNESS (AS DEFINED IN THE SUBORDINATION AGREEMENT HEREINAFTER REFERRED TO) PURSUANT TO, AND TO THE EXTENT PROVIDED IN, THE SUBORDINATION AGREEMENT EFFECTIVE AS OF OCTOBER 31, 2000, BY THE MAKER HEREOF AND PAYEE NAMED HEREIN IN FAVOR OF LENDER OR THE HOLDER OF SENIOR INDEBTEDNESS REFERRED TO IN SUCH SUBORDINATION AGREEMENT.


THIS DEBENTURE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.


No. 1                                                             $15,000,000.00

                             PROCOM TECHNOLOGY, INC.
                  6% CONVERTIBLE DEBENTURE DUE OCTOBER 31, 2003

       THIS DEBENTURE is one of a series of duly authorized and issued debentures of Procom Technology, Inc., a California corporation (the "COMPANY"), designated as its 6% Convertible Debentures due October 31, 2003, in the aggregate principal amount of $15,000,000 (the "DEBENTURES").

       FOR VALUE RECEIVED, the Company promises to pay to [Holder] or its registered assigns (the "HOLDER"), the principal sum of FIFTEEN MILLION DOLLARS ($15,000,000.00), on October 31, 2003 (the "MATURITY DATE"), or such earlier date as the Debentures are required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture in accordance with the provisions hereof. This Debenture is subject to the following additional provisions.

       1. Definitions. In addition to the terms defined elsewhere in this Debenture, (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Securities Purchase Agreement, dated as of October 31, 2000, among the Company and the Purchasers identified therein (the "PURCHASE AGREEMENT"), and (b) the following terms have the meanings indicated:

              "BANKRUPTCY EVENT" means any of the following events: (a) the Company or any Subsidiary commences a case or other proceeding under any bankruptcy, reorganization,



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       arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary thereof; (b) there is commenced against the Company or any Subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any Subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company or any Subsidiary makes a general assignment for the benefit of creditors; (f) the Company or any Subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Company or any Subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company or any Subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing; provided, that with respect to any Subsidiary, in each foregoing case, such event may reasonably be expected to have a Material Adverse Effect.

              "CONVERSION PRICE" means $22.79, subject to adjustment as set forth herein.

              "EQUITY CONDITIONS" means, with respect to a specified issuance of Common Stock, that each of the following conditions is satisfied: (i) the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance; (ii) such shares of Common Stock are registered for resale by the Holder pursuant to an effective Underlying Shares Registration Statement or all such shares may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act; (iii) the Common Stock is listed or quoted (and is not suspended from trading) on an Eligible Market; (iv) such issuance would be permitted in full without violating Section 14 hereof or the rules or regulations of any Trading Market; and (v) the Company is not in default with respect to any material obligation hereunder or under any other Transaction Document.

              "EVENT EQUITY VALUE" means, in connection with any required payment following an Event Notice hereunder, the average of the Closing Prices for the five Trading Days preceding either (a) the date of delivery of the Event Notice or (b) the date on which such required payment (together with any other payments, expenses and liquidated damages then due and payable under the Transaction Documents) is paid in full, whichever is greater.


              "ORIGINAL ISSUE DATE" means the date of the first issuance of any Debentures, regardless of the number of transfers of any particular Debenture.

              "TRIGGERING EVENT" means (a) the occurrence of a Change of Control of the Company; (b) immediately prior to any Bankruptcy Event; (c) consummation with respect to the Company of a "Rule 13e-3 transaction" as defined in Rule 13e-3 under the Exchange Act, it being agreed that each Purchaser will receive actual notice of the 13e-3 Statement filed with the Commission; (d) for any period of three consecutive Trading Days, the Common Stock fails to be listed or quoted for trading or is suspended from trading on an



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

       Eligible Market or there is no closing bid price on an Eligible Market;
       (e) after the Effective Date, a holder of Registrable Securities (as defined in the Registration Rights Agreement) is not permitted to sell Registrable Securities under the Underlying Shares Registration Statement for any reason for five or more Trading Days (whether or not consecutive); (f) the Underlying Shares Registration Statement is not declared effective by the Commission by the 30th day following the Required Effectiveness Date; (g) the Company fails for any reason to deliver certificates to a Purchaser within five Trading Days after delivery of such certificates is required pursuant to any Transaction Document; (h) the Company fails to have available a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock available to issue Underlying Shares upon any exercise or conversion of outstanding Securities; (i) the exercise or conversion rights of the Purchasers pursuant to the Transaction Documents are suspended for any reason other than as provided in Section 4.5(g) of the Purchase Agreement (but only so long as the Company is complying with Section 4.5(g) of the Purchase Agreement) or Section 14 hereof; (j) an Event (as defined in the Registration Rights Agreement) occurs and remains uncured for 60 days (excluding any Event that is specifically covered by another subsection of this paragraph); or (k) the Company defaults in the timely performance of any obligation under the Transaction Documents and such default continues uncured for a period of 20 days after the date on which notice of such default is first given to the Company by a Purchaser.

              2. Interest.

              (a) The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the rate of 6.0% per annum, payable quarterly in arrears on each March 31, June 30, September 30 and December 31, except if such date is not a Trading Day, in which case such interest shall be payable on the next succeeding Trading Day (each, an "INTEREST PAYMENT DATE"). Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the Original Issue Date.

              (b) Subject to the conditions and limitations set forth below, the Company may pay interest on this Debenture (i) in cash or (ii) by issuing shares of Common Stock. The Company must deliver written notice to the Holder indicating the manner in which it intends to pay interest at least ten Trading Days prior to each Interest Payment Date, but the Company may indicate in any such notice that the election contained therein shall continue for subsequent Interest Payment Dates until revised. Failure to timely provide such written notice shall be deemed an election by the Company to pay interest by issuing shares of Common Stock, unless payment of interest in such manner is not permitted at the time of any such payment, in which case such interest shall be payable in cash. All interest payable on the Debentures on any Interest Payment Date must be paid in the same manner.

              (c) Except as otherwise provided herein, if at any time the Company pays less than the total amount of required interest on any Interest Payment Date, then such payment shall be distributed ratably among the holders of the Debentures based upon the principal amount of Debentures held by each such holder.



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              (d) If interest is payable in shares of Common Stock, the number of shares of Common Stock shall equal the dollar amount of such interest divided by the average Closing Price for the five Trading Days preceding the Interest Payment Date, and the Company shall deliver a certificate evidencing such shares to the Holder by the third Trading Day after the Interest Payment Date. Notwithstanding anything to the contrary contained herein, the Company may not pay interest in shares of Common Stock unless, at such time, the Equity Conditions are satisfied with respect to the issuance of such shares of Common Stock.

              (e) So long as any Debentures are outstanding, (i) neither the Company nor any Subsidiary shall, directly or indirectly, redeem, purchase or otherwise acquire any capital stock of the Company nor shall any Subsidiary directly or indirectly, redeem, purchase or otherwise acquire any capital stock of any Subsidiary, nor shall the Company or any Subsidiary set aside any monies for such a redemption, purchase or other acquisition, except that the Company may expend up to $250,000 in any twelve month period to repurchase Common Stock from any person who is an employee of the Company and that is not on the date hereof or at any subsequent date an executive officer of the Company, and (ii) the Company shall not pay or declare any dividend or make any distribution on any capital stock, except stock dividends on the Common Stock payable in additional shares of Common Stock and dividends due and paid in the ordinary course on preferred stock of the Company at such times as the Company is in compliance with its payment and other material obligations hereunder.

       3. Registration of Debentures. The Company shall register the Debentures upon records to be maintained by the Company for that purpose (the "DEBENTURE REGISTER") in the name of each record holder thereof from time to time. The Company may deem and treat the registered Holder of this Debenture as the absolute owner hereof for the purpose of any conversion hereof or any payment of interest hereon, and for all other purposes, absent written notice to the contrary.

       4. Registration of Transfers and Exchanges. The Company shall register the transfer of any portion of this Debenture in the Debenture Register upon surrender of this Debenture to the Company at its address for notice set forth herein. Upon any such registration or transfer, a new debenture, in substantially the form of this Debenture (any such new debenture, a "NEW DEBENTURE"), evidencing the portion of this Debenture so transferred shall be issued to the transferee and a New Debenture evidencing the remaining portion of this Debenture not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Debenture by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Debenture. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge or other fee will be imposed in connection with any such registration of transfer or exchange.

       5. Conversion.

              (a) Conversion at Option of Holder. At the option of the Holder, all or any portion of this Debenture may be converted into Common Stock based on the then-applicable Conversion Price. A Holder may convert this Debenture into Common Stock pursuant to this paragraph at any time and from time to time after the Original Issue Date, by delivering to the



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Company a Conversion Notice, in the form attached hereto, appropriately completed and duly signed, and the date any such Conversion Notice is delivered to the Company (as determined in accordance with the notice provisions hereof) is a "CONVERSION DATE."

              (b) Conversion at Option of Company. If, at any time after the Effective Date, the Closing Price for 20 consecutive Trading Days exceeds 135% of the Conversion Price in effect at such time (the "THRESHOLD PRICE"), the Company may require the Holder to convert this Debenture in full into Common Stock based on the then-applicable Conversion Price. The Company may require a conversion pursuant to this paragraph by delivering irrevocable written notice of such election to the Holder, and the tenth Trading Day after the date any such notice is delivered to the Holder (as determined in accordance with the notice provisions hereof) will be the "CONVERSION DATE" for such required conversion. Notwithstanding the foregoing, the Company may not require any conversion under this paragraph (and any notice thereof will be void), unless
(i) the Company requires conversion under the corresponding provisions of all outstanding Debentures and (ii) from the beginning of such period of 20 consecutive Trading Days through the Conversion Date, the Equity Conditions are satisfied with respect to all of the Underlying Shares then issuable upon conversion in full of all outstanding Debentures.

       6. Mechanics of Conversion.

              (a) The number of Underlying Shares issuable upon any conversion hereunder shall equal (i) the outstanding principal amount of this Debenture to be converted, divided by the Conversion Price on the Conversion Date, plus (ii) the amount of any accrued but unpaid interest on this Debenture through the Conversion Date, divided by the Conversion Price on the Conversion Date.

              (b) Upon conversion of this Debenture, the Company shall promptly (but in no event later than three Trading Days after the Conversion Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for the Underlying Shares issuable upon such conversion, free of restrictive legends unless a registration statement covering the resale of the Underlying Shares and naming the Holder as a selling stockholder thereunder is not then effective and such Underlying Shares are not then freely transferable without volume restrictions pursuant to Rule 144 under the Securities Act. Within three Trading Days after receipt thereof, the Holder will deliver the original Debenture so converted to the Company, unless the Holder is awaiting receipt of a New Debenture from the Company pursuant to another provision hereof. The Holder, or any Person so designated by the Holder to receive Underlying Shares, shall be deemed to have become holder of record of such Underlying Shares as of the Conversion Date. The Company shall, upon request of the Holder, use its best efforts to deliver Underlying Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

              (c) If the Holder is converting less than all of the principal amount of this Debenture in connection with such conversion, or if such conversion cannot be effected in full for any reason, the Company shall promptly deliver to the Holder a New Debenture representing the outstanding principal amount not converted.



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              (d) The Company's obligations to issue and deliver Underlying
Shares upon conversion of this Debenture in accordance with and subject to the terms hereof and of the Purchase Agreement are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Underlying Shares.

       7. Repurchase Options.

              (a) Company's Option. Subject to the provisions of this Section, from and after the Original Issue Date, the Company shall have the right, upon 20 Trading Days' irrevocable notice (a "COMPANY REPURCHASE NOTICE") to the Holder, to repurchase all or any portion of the principal amount of this Debenture (as to which no Conversion Notice has been delivered), at a price equal to 110% of the outstanding principal amount hereof plus all accrued but unpaid interest thereon to the date of payment (the "COMPANY REPURCHASE PRICE"). The Company Repurchase Notice will specify the effective date of the repurchase under this paragraph, which must be a Trading Day at least 20 Trading Days after the date such notice is delivered (the "COMPANY REPURCHASE DATE"), and the entire Company Repurchase Price shall be paid in cash by the next Trading Day after the Company Repurchase Date. Upon receipt of such payment, the Holder will deliver the original Debenture so repurchased to the Company, unless such Holder is awaiting receipt of a New Debenture from the Company pursuant to another provision hereof. At any time on or prior to the Company Repurchase Date, the Holder may convert all or any portion of this Debenture into Common Stock, and the Company shall honor any such conversion in accordance with the terms hereof. Notwithstanding the foregoing, the Company may only deliver a Company Repurchase Notice and complete such optional repurchase if, on the date of the Company Repurchase Notice and from such date through the Company Repurchase Date, the Equity Conditions are satisfied with respect to all of the Underlying Shares then issuable upon conversion in full of all outstanding Debentures.

              If the Company fails to pay the Company Repurchase Price in full by the next Trading Day after the Company Repurchase Date, then, in addition to any other remedies available to the Holder under the Transaction Documents, (1) the Company shall thereafter have no further right under this Section to repurchase any portion of this Debenture, and (2) the Holder shall have the right (by notice to the Company) to declare the Company Repurchase Notice to be void ab initio.

              (b) Holder's Put Option. Each six month anniversary of the Original Issue Date shall constitute a "PUT DATE" hereunder, and the "APPLICABLE PORTION" shall equal (i) on the first Put Date, one-third of the original principal amount of this Debenture; (ii) on the second Put Date, two-thirds of the original principal amount of this Debenture, and (iii) on the third Put Date and each Put Date thereafter, 100% of the original principal amount of this Debenture. On each Put Date, the Holder shall have the right, in its sole discretion , to require the Company to repurchase all or any portion of the then outstanding principal amount of this Debenture, up to the Applicable Portion on



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such Put Date, by delivering to the Company on or prior to such Put Date a written notice specifying the principal amount to be repurchased (a "PUT NOTICE"). The price applicable to any repurchase under this paragraph (the "PUT PRICE") shall equal 100% of the outstanding principal amount to be repurchased, plus all accrued but unpaid interest thereon to the date of payment. The Company shall pay the aggregate Put Price to the Holder in immediately available funds (free of any claim of subordination) no later than the third Trading Day following the applicable Put Date, and upon receipt thereof the Holder will deliver the original Debenture so repurchased to the Company, unless the Holder is awaiting receipt of a New Debenture from the Company pursuant to another provision hereof.

              Notwithstanding the foregoing, the Company may deliver a written notice to the Holder at least 20 Trading Days prior to any Put Date (a "PUT PAYMENT NOTICE"), indicating therein its intention not to pay in excess of a maximum dollar amount in cash as part of any subsequent Put Price (the "MAXIMUM CASH AMOUNT"). The Company may indicate in any Put Payment Notice that the election contained therein shall continue for later periods until revised. If the Company has delivered a Put Payment Notice with respect to any Put Date, then any Put Price payable on such Put Date shall be payable as follows: (A) the Company shall pay the Maximum Cash Amount in accordance with the payment provisions that would apply absent a Put Payment Notice, and (B) with respect to the excess (if any) of the Put Price over the Maximum Cash Amount (the "EXCESS AMOUNT"), the Company shall deliver to the Holder not later than the third Trading Day following the applicable Put Date a number of shares of Common Stock equal to the Excess Amount divided by the Put Conversion Price. For such purposes, the "PUT CONVERSION PRICE" means 90% of the average of the Closing Prices over the ten Trading Days preceding the Put Date. Any shares of Common Stock delivered in lieu of the Excess Amount pursuant to this paragraph shall constitute "Underlying Shares" for purposes of all Transaction Documents, and the Company's obligation to deliver such shares shall be subject to the same provisions otherwise applicable to a conversion of Debentures.

              If the Company fails to pay the cash portion of the Put Price in full when due pursuant to this Section, then, in addition to any other remedies available to the Holder under the Transaction Documents, the Holder shall have the right (by notice to the Company) to rescind the applicable Put Notice.

       8. Events of Default.

              (a) "EVENT OF DEFAULT" means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

                     (i) any default in the payment (free of any claim of subordination) of principal, interest or liquidated damages in respect of any Debentures, as and when the same becomes due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise);



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                     (ii) the Company or any Subsidiary defaults in any of its
       obligations under any other debenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any Subsidiary in an amount exceeding $1,000,000, whether such indebtedness now exists or is hereafter created, and such default results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; or

                     (iii) any Triggering Event.

              (b) At any time following the occurrence of an Event of Default, the Holder shall have the option to elect, by notice to the Company (an "EVENT NOTICE"), to require the Company to repurchase all or any portion of (i) the outstanding principal amount of this Debenture, at a repurchase price equal to the greater of (A) 110% of such outstanding principal amount, plus all accrued but unpaid interest thereon through the date of payment, or (B) the Event Equity Value of the Underlying Shares issuable upon conversion of such principal amount and all such accrued but unpaid interest thereon, and (ii) any Underlying Shares issued to such Holder upon conversion of Debentures during the 30 calendar days preceding such Event of Default, at a price per share equal to the Event Equity Value of such Underlying Shares. The aggregate amount payable pursuant to the preceding sentence is referred to as the "EVENT PRICE." The Company shall pay the aggregate Event Price to the Holder no later than the third Trading Day following the date of delivery of the Event Notice, and upon receipt thereof the Holder shall deliver the original Debenture and original certificates evidencing any Underlying Shares so repurchased to the Company (to the extent such documents have been delivered to the Holder).

              (c) Upon the occurrence of any Bankruptcy Event, all outstanding principal and accrued but unpaid interest on this Debenture shall immediately become due and payable in full in cash, without any further action by the Holder, and the Company shall immediately be obligated to repurchase this Debenture and all such Underlying Shares at the Event Price pursuant to the preceding paragraph as if the Holder had delivered an Event Notice immediately prior to the occurrence of such Bankruptcy Event.

              (d) In connection with any Event of Default, the Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Any such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereto.

       9. Ranking. This Debenture ranks pari passu with all other Debentures now or hereafter issued pursuant to the Transaction Documents. Except as set forth in Schedule 3.1(z) to the Purchase Agreement, no indebtedness for borrowed money or obligations of other Persons of the Company is senior to this Debenture in right of payment, whether with respect of interest, damages or upon liquidation or dissolution or otherwise. Except for the potential financing transaction described in

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Schedule 3.1(z) to the Purchase Agreement, the Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, that is senior in any respect to the Company's obligations under the Debentures, other than indebtedness secured by purchase money security interests (which will be senior only as to the underlying assets covered thereby) and indebtedness under capital lease obligations (which will be senior only as to the assets covered thereby).

       10. Charges, Taxes and Expenses. Issuance of certificates for Underlying Shares upon conversion of (or otherwise in respect of) this Debenture shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Underlying Shares or Debentures in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Debenture or receiving Underlying Shares in respect hereof.

       11. Replacement of Debentures. If this Debenture or any certificate evidencing Underlying Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution therefor, a new certificate or a New Debenture, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants fora new certificate or a New Debenture under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe.

       12. Reservation of Underlying Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of Underlying Shares which are then issuable and deliverable upon the conversion of (and otherwise in respect of) this entire Debenture (taking into account the adjustments of Section 13), free from preemptive rights or any other contingent purchase rights of persons other than the Holder. The Company covenants that all Underlying Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

       13. Certain Adjustments. The Conversion Price is subject to adjustment from time to time as set forth in this Section 13.

              (a) Stock Dividends and Splits. If the Company, at any time while this Debenture is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion

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Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause
(i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that a Conversion Price (or similar price used in converting cash amounts into shares of Common Stock) is calculated hereunder, then the calculation thereof shall be adjusted appropriately to reflect such event.

              (b) Pro Rata Distributions. If the Company, at any time while this Debenture is outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case, "DISTRIBUTED PROPERTY"), then, at the request of the Holder delivered before the 90th day after the record date fixed for determination of stockholders entitled to receive such distribution, the Company will deliver to the Holder, within five Trading Days after such request (or, if later, on the effective date of such distribution), the Distributed Property that the Holder would have been entitled to receive in respect of the Underlying Shares for which this Debenture could have been converted immediately prior to such record date. If such Distributed Property is not delivered to the Holder pursuant to the preceding sentence, then upon any conversion of this Debenture that occurs after such record date, the Holder shall be entitled to receive, in addition to the Underlying Shares otherwise issuable upon such conversion, the Distributed Property that the Holder would have been entitled to receive in respect of such number of Underlying Shares had the Holder been the record holder of such Underlying Shares immediately prior to such record date. In the event that the Distributed Property is not the same for each share of Common Stock, the Holder will be entitled to choose any type of Distributed Property that any holder of Common Stock is entitled to receive in such distribution.

              (c) Fundamental Transactions. If, at any time while this Debenture is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions,
(iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "FUNDAMENTAL TRANSACTION"), then upon any subsequent conversion of this Debenture, the Holder shall have the right to receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the "ALTERNATE CONSIDERATION"). In the event that more than one type of Alternate Consideration is to be received by holders of Common Stock in a Fundamental Transaction, the Holder will be entitled to choose any type of Alternate Consideration that any holder of Common Stock is entitled to receive in such Fundamental Transaction. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new debenture consistent with the foregoing provisions and evidencing the Holder's right to convert such debenture into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph
(c) and insuring that this Debenture (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

              (d) Subsequent Equity Sales.

                     (i) If, at any time while this Debenture is outstanding, the Company or any Subsidiary issues additional shares of Common Stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of Common Stock or otherwise entitling any Person to acquire shares of Common Stock (collectively, "COMMON STOCK EQUIVALENTS") (except for issuance of Common Stock or Common Stock Equivalents in a Strategic Transaction or the issuance of up to an aggregate of 100,000 shares of Common Stock after the date hereof (appropriately adjusted for stock splits, stock dividends, reverse stock splits and similar events)) at an effective price per share of Common Stock (the "EFFECTIVE PRICE") less than the Conversion Price (as adjusted hereunder to such date), then the Conversion Price shall be reduced to equal the product of (A) the Exercise Price in effect immediately prior to such issuance of Common Stock or Common Stock Equivalents times (B) a fraction, the numerator of which is the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issuance, plus (2) the number of shares of Common Stock which the aggregate Effective Price of the Common Stock issued (or deemed to be issued) would purchase at the Exercise Price, and the denominator of which is the aggregate number of shares of Common Stock outstanding or deemed to be outstanding immediately after such issuance. For purposes of the foregoing adjustment, in connection with any issuance of any Common Stock Equivalents, (x) the maximum number of shares of Common Stock potentially issuable at any time upon conversion, exercise or exchange of such Common Stock Equivalents (the "DEEMED NUMBER") shall be deemed to be outstanding upon issuance of such Common Stock Equivalents, (y) the Effective Price applicable to such Common Stock shall equal the minimum dollar value of consideration payable to the Company to purchase such Common Stock Equivalents and to convert, exercise or exchange them into Common Stock, divided by the Deemed Number, and (z) no further adjustment shall be made to the Conversion Price upon the actual issuance of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents.

                     (ii) If, at any time while this Debenture is outstanding, the Company or any Subsidiary issues Common Stock Equivalents with an Effective Price that floats or resets or otherwise varies or is subject to adjustment based on market prices of the Common Stock (a "FLOATING PRICE SECURITY"), then for purposes of applying the preceding paragraph in connection with any subsequent conversion, the Effective Price will be determined separately on each Conversion Date and will be deemed to equal the lowest Effective Price at which any holder of such Floating Price Security is entitled to acquire shares of Common Stock on such Conversion Date (regardless of whether any such holder actually acquires any shares on such date).

                     (iii) Notwithstanding the foregoing, no adjustment will be made under this paragraph (d) in respect of (A) the issuance of Common Stock upon exercise or conversion of any Common Stock Equivalents described in Schedule 3.1(g) to the Purchase Agreement (provided that such exercise or conversion occurs in accordance with the terms thereof, without amendment or modification, and that the applicable exercise or conversion price or ratio is described in such schedule), or (B) any grant of options to employees, officers or directors of the Company pursuant to any stock option plan duly adopted by the Company's board of directors or in respect of the issuance of Common Stock upon exercise of any such options.

              (e) Calculations. All calculations under this Section 13 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

              (f) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 13, the Company at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder.

              (h) Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least 20 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to convert this Debenture prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

       14. Limitation on Conversion. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Holder upon any conversion of this Debenture (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder's for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% (the "MAXIMUM PERCENTAGE") of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of a Conversion Notice by the Holder will constitute a representation by the Holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Underlying Shares requested in such Conversion Notice is permitted under this paragraph, and the Company will have no liability for such determination. By written notice to the Company, the Holder may waive the provisions of this Section or increase or decrease the Maximum Percentage to any other percentage specified in such notice, but (i) any such waiver or increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such waiver or increase or decrease will apply only to the Holder and not to any other holder of Debentures.

       15. Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Underlying Shares on conversion of this Debenture. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon conversion of this Debenture, the Company shall pay an amount in cash equal to the average of the Closing Prices of the Common Stock for the five Trading Days immediately prior to (but not including) the Conversion Date multiplied by such fraction; provided that, unless the Holder requests otherwise, no payment shall be required to the Holder pursuant to this sentence until the aggregate amount payable to the Holder in connection with such conversion (together with unpaid amounts from prior conversions) exceeds $1,000, at which time all previously deferred payments shall be made.

       16. Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be those set forth in the Purchase Agreement (with copies as indicated therein) or such other address or facsimile number as either party may provide to the other in accordance with this Section.

       17. Miscellaneous.

              (a) This Debenture shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. This Debenture may be amended only in writing signed by the Company and the Holder and their successors and assigns.

              (b) Subject to Section 17(a), above, nothing in this Debenture shall be construed to give to any person or corporation other than the Company and the Holder any legal or equitable right, remedy or cause under this Debenture. This Debenture shall inure to the sole and exclusive benefit of the Company and the Holder.

              (c) The corporate laws of the State of California shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas, without regard to the principles of conflicts of law thereof. The Company and the Holder hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in Dallas, Texas for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper. Each of the Company and the Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by receiving a copy thereof sent to the Company at the address in effect for notices to it under this instrument and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

              (d) The headings herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

              (e) In case any one or more of the provisions of this Debenture shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Debenture shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Debenture.

              (f) No provision of this Debenture may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Holder or, or, in the case of a waiver, by the Holder. No waiver of any default with respect to any provision, condition or requirement of this Debenture shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

                   [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

                            [SIGNATURE PAGE FOLLOWS]

       IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.


                                    PROCOM TECHNOLOGY, INC.


                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------

                            FORM OF CONVERSION NOTICE

(To be executed by the registered Holder in order to convert Debenture)

The undersigned hereby elects to convert the specified principal amount of 6% Convertible Debentures (the "DEBENTURES") into shares of common stock, par value $.01 per share (the "COMMON STOCK"), of Procom Technologies, Inc., a California corporation (the "COMPANY"), according to the conditions hereof, as of the date written below.


                   -------------------------------------------------------------
                   Date to Effect Conversion


                   -------------------------------------------------------------
                   Principal amount of Debentures owned prior to conversion


                   -------------------------------------------------------------
                   Principal amount of Debentures to be Converted


                   -------------------------------------------------------------
                   Number of shares of Common Stock to be Issued


                   -------------------------------------------------------------
                   Applicable Conversion Price


                   -------------------------------------------------------------
                   Principal amount of Debentures owned subsequent to Conversion


                   -------------------------------------------------------------
                   Name of Holder

                   By:
                      ----------------------------------------------------------
                   Name:
                        --------------------------------------------------------
                   Title:
                         -------------------------------------------------------